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                                                                  Rule 424(b)(5)
                                                              File No. 333-59970

PRICING SUPPLEMENT NO. 3 DATED April 29, 2003
(To Prospectus and Prospectus Supplement Dated September 26, 2001)

                                   $50,000,000
                            Kimco Realty Corporation
                           Series C Medium-Term Notes
                   Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

Interest Rate: 4.620% per annum
Trade Date: April 29, 2003

Issue Price: 100%
Agent's Discount or Commission: $300,000
Net Proceeds to Issuer: $49,700,000

Original Issue Date: May 6, 2003
Stated Maturity Date: May 6, 2010

Interest Payment Dates: The first day of each April and October, commencing October 1, 2003, and at maturity.

Book Entry:  /x/                        Certificated:   / /

Authorized Denomination:  /x/ $1,000 and integral multiples thereof   / / Other:
Minimum Denomination:     /x/ $1,000   / / Other:
Specified Currency:       /x/ United States dollars            / / Other:
Exchange Rate Agent: N/A

Redemption:         /x/ The Notes cannot be redeemed prior to maturity.
                    / / The Notes may be redeemed prior to maturity, as follows:
                          Initial Redemption Date:
                          Initial Redemption Percentage:
                          Annual Redemption Percentage Reduction:

Repayment:          /x/ The Notes cannot be repaid prior to maturity.
                    / / The Notes may be repaid prior to maturity, as follows:
                          Optional Repayment Dates:

Additional/Other Terms: None

Addendum Attached:               / /  Yes      /x/  No

Agent:         / / Merrill Lynch & Co.
               / / Banc of America Securities LLC
               / / Banc One Capital Markets, Inc.
               / / JPMorgan
               / / Morgan Stanley
               / / Goldman, Sachs & Co.
               / / Credit Suisse First Boston
               /x/ Other: Wachovia Securities, Inc.
               /x/ Other: UBS Warburg LLC

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      Material Federal Income Tax Considerations To Us Of Our REIT Election

             As discussed in the Prospectus under the caption "Material Federal Income Tax Considerations To Us Of Our REIT Election" if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the assets in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full-corporate level tax. In addition, if we recognize gain on the disposition of any asset during the 10-year period beginning on the first day of the first taxable year for which we qualified as a REIT and we held the asset on the first day of this period, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the first day of the first taxable year for which we qualified as a REIT. Prior to January 2, 2002, in order to obtain the results described in this paragraph with respect to the recognition of gain, we were required to make an election under Treasury Regulation Section 1.337(d)-5T. However, for transactions occurring on or after January 2, 2002, Treasury Regulation Section 1.337(d)-7 provides that, in order to obtain equivalent treatment, we must refrain from making an election. We plan to make or refrain from making an election under the applicable Treasury Regulations to obtain the results described in this paragraph with respect to the recognition of gain.

Settlement

         We expect that delivery of the notes will be made against payment therefor on or about May 6, 2003, which will be the fifth business day following the pricing of the notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.